UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2014
Date of Report (Date of earliest event reported)

Ecology and Environment, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

368 Pleasant View Drive
Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

(716) 684-8060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 245 under the Securities Act (17 CFT 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFT 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

Ecology and Environment, Inc. (the “Company”) announced that, effective May 22, 2014, Michael S. Betrus, CPA was appointed as Director, filling a recent vacancy on the Board of Directors.  Also, effective May 28, 2014, the Board of Directors appointed Mr. Betrus as a member of the Audit Committee, and designated him as a “financial expert” on the Audit Committee, as defined within audit committee requirements set forth in NASDAQ Listing Rule 5605.

Mr. Betrus is currently Senior Vice President and Chief Financial Officer of Power Drives, Inc., a manufacturing and industrial distribution company located in Buffalo, New York.  He previously served as the Company’s Accounting and Contracts Manager from 1994 to 2005.  He has a Master of Science degree in Accounting and is a Certified Public Accountant in New York State.  With over 35 years of experience in accounting, financial management, contractual oversight, and forecasting, Mr. Betrus will provide valuable financial perspective and insight to the Company’s Board of Directors and to the Audit Committee.

On May 2, 2014, the Company received formal notification from NASDAQ that, as a result of the death of a Director in April 2014, the Company’s Audit Committee no longer had three members or a financial expert, and therefore no longer complied with the audit committee requirements set forth in NASDAQ Listing Rule 5605.  With the appointment of Mr. Betrus as a Director and a member of the Audit Committee, and with the designation of Mr. Betrus as a financial expert, the Company now complies with the audit committee requirements set forth in NASDAQ Listing Rule 5605.

A copy of the Press Release announcing Mr. Betrus’ appointment as a Director of the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

	No.	Description
	99.1	Press Release dated May 29, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT, INC.

By	/s/ Ronald L. Frank
Ronald L. Frank
Executive Vice President

Dated:       May 29, 2014